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                                 EXHIBIT 2.2

                   AMENDMENT TO ASSET PURCHASE AGREEMENT


          THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (the "AMENDMENT") is made as of May 19, 1999, by and between Valuland, Inc., a Michigan corporation ("BUYER") and Glen's Market, Inc. ("GLEN'S"), Catt's Realty Co. ("CATT'S") and Glen's Pharmacy, Inc. ("GLENS PHARMACY") (each, a "SELLER,"
and, collectively, the "SELLERS").   All other capitalized terms used in
this Amendment and not otherwise defined have the meanings set forth in the Asset Purchase Agreement dated March 5, 1999 (the "ASSET PURCHASE AGREEMENT").

                                 RECITALS

     A. Pursuant to the Asset Purchase Agreement, Sellers have agreed to sell, and Buyer has agreed to buy, certain assets of Sellers.

     B. The Parties desire to amend the Asset Purchase Agreement as set forth in this Amendment.

          ACCORDINGLY, in consideration of the covenants and agreements set forth in this Amendment and in the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1. EXHIBIT B shall be amended to provide as set forth in the attached AMENDED EXHIBIT B.

     2. The initial sentence of EXHIBIT G shall be amended to provide as follows:

          The value of the Inventory (excluding all Non-assignable Private Label Inventory) shall be determined by STT Inventory Service (the "INVENTORY APPRAISERS"), based upon the Inventory Appraisers' physical review of the non-perishable Inventory conducted from April 24, 1999 through May 3, 1999, and of the perishable Inventory conducted no more than ten days before or after Closing.

     3. The Parties acknowledge that certain third party consents required by SECTION 5.1(H) of the Asset Purchase Agreement, as listed on EXHIBIT N (the "MISSING CONSENTS"), have not been delivered by Sellers as of Closing. Buyer waives this condition to Closing with respect only to
the Missing Consents.   Buyer and Sellers shall cooperate and shall use
reasonable best efforts to obtain the Missing Consents as soon as practicable after Closing. Sellers and Shareholders jointly and severally shall indemnify and hold harmless Buyer's Indemnified Parties, and shall reimburse Buyer's Indemnified Parties on demand, from all Adverse

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Consequences arising from or related to Sellers' failure to obtain the
Missing Consents prior to Closing. This indemnification shall be in accordance with and subject to ARTICLE 7 of the Asset Purchase Agreement, excluding the limitations on indemnification set forth in SECTION 7.4(B).

     4. The term "Roundy's Termination Fee" shall mean the termination fee payable by Sellers to Roundy's in the amount of $3,530,291.

     5. The repair or replacement of all or any part of the roofs at the Stores located in Houghton Lake, Kalkaska or Mancelona shall not be subject to the limitations on indemnification set forth in SECTION 7.4(B).

     6. All other terms, conditions, covenants, obligations and agreements in the Asset Purchase Agreement shall remain in full force and effect.

          Signed as of the day and year first written above.

                                  GLEN'S MARKET, INC. ("SELLER")

                                   By /s/Erick Buckleitner

                                     Its Treasurer

                                   CATT'S REALTY CO. ("SELLER")

                                   By /s/Jesse L. Root

                                     Its  Vice President

                                   GLEN'S PHARMACY, INC. ("SELLER")

                                   By /s/Erick Buckleitner

                                     Its  Treasurer

                                   VALULAND, INC. ("BUYER")

                                   By /s/Charles B. Fosnaugh

                                     Its  President